Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES SHARE REPURCHASE PROGRAM

Newport Beach, CA – August 30, 2021 – American Vanguard Corporation (NYSE: AVD) today announced that the Company’s Board of Directors has approved a program for repurchasing up to 300,000 shares of common stock within the requirements of Exchange Act Rule 10b-18 over the next six months. Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This repurchasing program will help to offset the expansion of outstanding shares arising from equity awards made to the company’s employees. We believe that equity awards help to align the interests of our workforce with those of our shareholders, enable our employees to share in the company’s long-term success and help to retain personnel, particularly in competitive employment markets. The authorization to repurchase shares further reflects the strong degree of confidence that our board of directors has in the strategic growth initiatives that are transforming AVD, including new technologies in Green Solutions and precision application.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy, the coronavirus pandemic, and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	the Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac.com	Lcati@equityny.com